Exhibit 5.1

425 WEST CAPITOL AVENUE, SUITE 1800

LITTLE ROCK, ARKANSAS 72201-3525

TELEPHONE 501-688-8800

FAX 501-688-8807

August 6, 2018

Board of Directors

Home BancShares, Inc.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(a) under the Securities Act of 1933, as amended, relating to the proposed offering of up to 2,000,000 additional shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.    An executed copy of the Registration Statement.

2.    The Restated Articles of Incorporation of the Company, with all amendments thereto, as certified by the Secretary of State of the State of Arkansas and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.    The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.    A copy of the Plan, as amended.

5.    All resolutions or minutes of the Board of Directors and the shareholders of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption and amendment of the Plan and arrangements in connection therewith and the registration of shares issued pursuant to the Plan, including the Registration Statement.

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C. | ATTORNEYS AT LAW

MITCHELLWILLIAMSLAW.COM

Board of Directors

Home BancShares, Inc.

August 6, 2018

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies and telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Arkansas Business Corporation Act of 1987, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Very truly yours,

/s/ Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.